Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Bottling Group, LLC and subsidiaries Registration Statements No. 333-108225 and 333-132716 on Form S-3 of our report dated February 20, 2009 (September 16, 2009 as to the effects of the adoption of SFAS 160 and the definitive merger agreement reached with PepsiCo, Inc.) relating to the consolidated financial statements and financial statement schedule of The Pepsi Bottling Group, Inc. and subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs referring to the Company’s adoption of Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R),” and Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement 109,” and retrospective adjustment for the adoption of Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB 51” (“SFAS 160”)), incorporated by reference in this Current Report on Form 8-K of Bottling Group, LLC and subsidiaries.

/s/ Deloitte & Touche LLP
New York, New York
September 16, 2009